Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FOURTH QUARTER AND FULL-YEAR 2018

RECORD QUARTERLY AND ANNUAL FINANCIAL PERFORMANCE

Q4 REVENUES INCREASED 13.6%

Q4 NET INCOME INCREASED OVER 200%; OR 16.8% (ON A TAX ADJUSTED BASIS)

CALABASAS, Calif., February 20, 2019 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Total revenues increased by 13.6% to $230.3 million

•	Net income increased by 209.3% to $26.2 million, or $0.66 per common share, diluted

•	Financing fees increased by 6.8% to $16.6 million

•	Private Client Market segment brokerage revenue increased by 15.5%

•	Middle Market and Larger Transaction brokerage revenue increased by 14.4% and 41.3%, respectively

•	Completed two acquisitions during the fourth quarter of 2018

Full Year 2018 Highlights

•	Total revenues increased by 13.2% to $814.8 million

•	Net income increased by 69.4% to $87.3 million, or $2.22 per common share, diluted

•	Financing fees increased by 16.4% to $57.8 million

•	Private Client Market segment brokerage revenue increased by 9.0%

•	Middle Market and Larger Transaction brokerage revenue increased by 28.4% and 35.4%, respectively

•	Sales force expanded by 158 professionals, or 8.7% to a total of 1,977 professionals

•	Completed four acquisitions during 2018

Hessam Nadji, President and CEO stated, “Marcus & Millichap concluded 2018 with strong growth across all market segments, achieving record revenue, earnings and expanded market coverage. Our client outreach initiatives and investments in brokerage support and proprietary tools positively impacted these results. Our brokerage sales volume increased 18.4% for the year in contrast with the broader market sales increase of an estimated 6-8% pointing to market share gains.” Mr. Nadji added, “We believe the unexpected interest rate trend reversal in the fourth quarter improved investor sentiment and contributed to our ability to bring more buyers and sellers together for a strong finish.”

Mr. Nadji continued, “2018 was also a pivotal year as we completed four strategic acquisitions with anticipation of further capital deployment in accretive, high quality businesses to support our growth plan. We are encouraged by the sustained strength of real estate fundamentals, apparent pause in interest rate hikes by the Fed and real estate-related benefits of the recent tax law changes, all of which bode well for the outlook. Our strong balance sheet, industry-leading brand and various growth opportunities provide us with key competitive advantages to create shareholder value.”

Fourth Quarter 2018 Results Compared to Fourth Quarter 2017

Total revenues for the fourth quarter of 2018 were $230.3 million, compared to $202.8 million for the same period in the prior year, increasing by $27.5 million, or 13.6%. The improvement in total revenues was primarily driven by the increase in real estate brokerage commissions and, to a lesser extent, growth in financing fees. These increases were partially offset by a decrease in other revenues. Real estate brokerage commissions increased by 19.1% to $211.2 million primarily due to a rise in overall sales volume generated by the increase in the number of investment sales transactions and average transaction size. Average commission rates increased primarily due to a higher average commission rate in the Larger Transaction market segment. Financing fees increased by 6.8% to $16.6 million. Other revenues decreased by 74.9% to $2.5 million primarily due to a large consulting and advisory services fee incurred during the fourth quarter of 2017 with no comparable fee during the same period in 2018.

Total operating expenses for the fourth quarter of 2018 increased by 12.8% to $197.8 million, compared to $175.4 million for the same period in the prior year. The increase was primarily driven by an increase in cost of services and selling, general and administrative expenses. Cost of services increased by 12.7% to $148.5 million. Cost of services as a percent of total revenues decreased by 50 basis points to 64.5% compared to the same period in the prior year. This was primarily due to a decrease in the proportion of transactions closed by our more senior investment sales professionals, who are generally compensated at higher commission rates.

Selling, general and administrative expenses for the fourth quarter of 2018 increased by 12.5% to $47.6 million, compared to the same period in the prior year. The increase was primarily due to increased costs associated with (i) compensation related costs, including salaries and related benefits; (ii) expansion of existing offices; (iii) sales and promotional marketing expenses; (iv) professional fees; and (v) stock-based compensation expense.

Net income for the fourth quarter of 2018 was $26.2 million, or $0.67 per common share, basic and $0.66 per common share, diluted, compared to net income of $8.5 million, or $0.22 per common share (basic and diluted), for the same period in the prior year. Tax adjusted net income for the fourth quarter of 2017, which adjusts for the impact of the Tax Cuts and Jobs Act (“the Act”) was $22.5 million, or $0.58 per common share, basic and $0.57 per common share, diluted. Adjusted EBITDA for the fourth quarter of 2018 was $36.1 million compared to adjusted EBITDA of $32.1 million for the same period in the prior year.

Full Year 2018 Results Compared to Full Year 2017

Total revenues for 2018 were $814.8 million, compared to $719.7 million for 2017, increasing by 13.2%. Total operating expenses for 2018 were up 12.7% to $702.5 million compared to $623.6 million for 2017. Cost of services as a percent of total revenues decreased by 30 basis points to 61.7% compared to the same period in the prior year. Net income for 2018 was $87.3 million, or $2.23 per common share, basic and $2.22 per common share, diluted compared with net income of $51.5 million, or $1.32 (basic and diluted) per common share for 2017. Tax adjusted net income for 2017, which adjusts for the impact of the Act was $73.9 million, or $1.89 (basic and diluted). Adjusted EBITDA for 2018 increased by 15.9% to $129.5 million, from $111.7 million for 2017. As of December 31, 2018, the Company had 1,977 investment sales and financing professionals.

Business Outlook

We believe that the Company is positioned to achieve long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth with additional strategic acquisitions. The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities. This market segment consistently accounts for over 80% of commercial property sales transactions and over 60% of the commission pool and is highly fragmented. Top brokerage firms led by MMI have an estimated 25% share of this segment by transaction count. The Company’s growth plan also includes further expansion into office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

Key factors that may influence the Company’s business during 2019 include:

•	Volatility in market sales and investor sentiment driven by:

o	Slowdown in market sales in the short- to mid-term in view of a maturing cycle, interest rate fluctuations, increasing bid-ask spread gap between buyers and sellers and economic trends

o	Possible boost to investor sentiment and sales activity based on economic initiatives and tax legislation impact which may increase real estate investor demand

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher average commission payout

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	Global geopolitical uncertainty which may cause investors to refrain from transacting

•	The potential for feasible acquisition activity and subsequent integration

•	Challenging year-over-year comparables

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Wednesday, February 20, 2019, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Wednesday, March 6, 2019, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13686545.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2018, the Company had nearly 2,000 investment sales and financing professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 9,472 transactions in 2018, with a total sales volume of approximately $46.4 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2019 and beyond and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, including the Tax Cuts and Jobs Act, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Real estate brokerage commissions	$211,210	$177,324	$747,355	$649,393
Financing fees	16,583	15,522	57,817	49,653
Other revenues	2,490	9,930	9,644	20,654

Total revenues	230,283	202,776	814,816	719,700

Operating expenses:
Cost of services	148,469	131,730	502,883	446,557
Selling, general and administrative expense	47,557	42,255	193,349	171,648
Depreciation and amortization expense	1,768	1,388	6,297	5,363

Total operating expenses	197,794	175,373	702,529	623,568

Operating income	32,489	27,403	112,287	96,132
Other income (expense), net	1,273	1,585	6,333	4,590
Interest expense	(346)	(370)	(1,400)	(1,496)

Income before provision for income taxes	33,416	28,618	117,220	99,226
Provision for income taxes	7,191	20,138	29,963	47,702

Net income	26,225	8,480	87,257	51,524
Other comprehensive income (loss):
Marketable securities, available-for-sale:
Change in unrealized gains (losses)	243	(132)	(536)	193
Less: reclassification adjustment for net (gains) losses included in other income (expense), net	(1)	—	7	—

Net change, net of tax of $82, $(103), $(177) and $139 for the three months ended December 31, 2018 and 2017 and the years ended December 31, 2018 and 2017, respectively	242	(132)	(529)	193
Foreign currency translation gain (loss), net of tax of $0 for each of the three months ended December 31, 2018 and 2017 and each of the years ended December 31, 2018 and 2017	333	2	377	(63)

Total other comprehensive income (loss)	575	(130)	(152)	130

Comprehensive income	$26,800	$8,350	$87,105	$51,654

Earnings per share:
Basic	$0.67	$0.22	$2.23	$1.32
Diluted	$0.66	$0.22	$2.22	$1.32
Weighted average common shares outstanding:
Basic	39,157	38,966	39,149	38,988
Diluted	39,469	39,230	39,383	39,100

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $13.2 billion for the three months ended December 31, 2018, encompassing 2,603 transactions consisting of $9.9 billion for real estate brokerage (1,933 transactions), $1.8 billion for financing (487 transactions) and $1.5 billion in other transactions, including consulting and advisory services (183 transactions). Total sales volume was $46.4 billion for the year ended December 31, 2018, encompassing 9,472 transactions consisting of $36.1 billion for real estate brokerage (7,079 transactions), $6.2 billion for financing (1,678 transactions) and $4.1 billion in other transactions, including consulting and advisory services (715 transactions). As of December 31, 2018, the Company had 1,866 investment sales professionals and 111 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage	2018	2017	2018	2017
Average Number of Investment Sales Professionals	1,801	1,682	1,726	1,649
Average Number of Transactions per Investment Sales Professional	1.07	1.04	4.10	3.98
Average Commission per Transaction	$109,265	$101,212	$105,574	$98,963
Average Commission Rate	2.13%	2.04%	2.07%	2.13%
Average Transaction Size (in thousands)	$5,126	$4,972	$5,095	$4,644
Total Number of Transactions	1,933	1,752	7,079	6,562
Total Sales Volume (in millions)	$9,908	$8,711	$36,070	$30,475

	Three Months Ended December 31,		Year Ended December 31,
Financing (1)	2018	2017	2018	2017
Average Number of Financing Professionals	107	93	100	95
Average Number of Transactions per Financing Professional	4.55	5.37	16.78	17.97
Average Fee per Transaction	$32,811	$30,669	$33,176	$28,960
Average Fee Rate	0.88%	0.88%	0.89%	0.88%
Average Transaction Size (in thousands)	$3,715	$3,481	$3,716	$3,299
Total Number of Transactions	487	499	1,678	1,707
Total Financing Volume (in millions)	$1,809	$1,737	$6,236	$5,632

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended December 31,
	2018			2017			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	313	$206	$8,858	300	$189	$7,842	13	$17	$1,016
Private Client Market ($1—$10 million)	1,411	4,606	133,905	1,263	3,845	115,904	148	761	18,001
Middle Market (≥$10—$20 million)	122	1,673	30,866	103	1,405	26,988	19	268	3,878
Larger Transaction Market (≥$20 million)	87	3,423	37,581	86	3,272	26,590	1	151	10,991

	1,933	$9,908	$211,210	1,752	$8,711	$177,324	181	$1,197	$33,886

	Year Ended December 31,
	2018			2017			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	1,077	$695	$29,677	1,062	$661	$27,952	15	$34	$1,725
Private Client Market ($1—$10 million)	5,230	16,645	483,967	4,891	15,029	444,081	339	1,616	39,886
Middle Market (≥$10—$20 million)	472	6,462	116,850	361	4,906	91,035	111	1,556	25,815
Larger Transaction Market (≥$20 million)	300	12,268	116,861	248	9,879	86,325	52	2,389	30,536

	7,079	$36,070	$747,355	6,562	$30,475	$649,393	517	$5,595	$97,962

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	December 31, 2018 (Unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$214,683	$220,786
Commissions receivable	4,948	9,586
Prepaid expenses	7,904	9,661
Income tax receivable	—	1,308
Marketable securities, available-for-sale	137,436	73,560
Other assets, net	6,368	5,529

Total current assets	371,339	320,430
Prepaid rent	13,892	15,392
Property and equipment, net	19,550	17,153
Marketable securities, available-for-sale	83,209	52,099
Assets held in rabbi trust	8,268	8,787
Deferred tax assets, net	22,959	22,640
Goodwill and other intangible assets, net	15,385	—
Other assets	31,778	23,163

Total assets	$566,380	$459,664

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$11,035	$9,202
Notes payable to former stockholders	1,087	1,035
Deferred compensation and commissions	47,910	49,180
Income tax payable	4,486	—
Accrued bonuses and other employee related expenses	28,338	23,842

Total current liabilities	92,856	83,259
Deferred compensation and commissions	49,887	49,361
Notes payable to former stockholders	6,564	7,651
Deferred rent and other liabilities	7,499	4,505

Total liabilities	156,806	144,776

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2018, and 2017, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,814,464 and 38,374,011 at December 31, 2018, and 2017, respectively	4	4
Additional paid-in capital	97,458	89,877
Stock notes receivable from employees	(4)	(4)
Retained earnings	311,341	224,071
Accumulated other comprehensive income	775	940

Total stockholders’ equity	409,574	314,888

Total liabilities and stockholders’ equity	$566,380	$459,664

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$26,225	$8,480	$87,257	$51,524
Adjustments:
Interest income and other (1)	(2,426)	(1,221)	(7,052)	(3,514)
Interest expense	346	370	1,400	1,496
Provision for income taxes (2)	7,191	20,138	29,963	47,702
Depreciation and amortization	1,768	1,388	6,297	5,363
Stock-based compensation	3,064	2,972	11,983	9,145
Non-cash MSRs activity (3)	(20)	—	(391)	—

Adjusted EBITDA (4)	$36,148	$32,127	$129,457	$111,716

(1)	Other for the three and twelve months ended December 31, 2018 and 2017 includes net realized gains (losses) on marketable securities available-for-sale.
(2)

The three and twelve months ended December 31, 2017 includes a one-time charge in the amount of $11.6 million in connection with the remeasurement of deferred tax assets, net due to enactment of the Act, which reduced the U.S. federal statutory corporate tax rate from 35% to 21% starting in 2018.

(3)	Non-cash MSRs activity includes the assumption of servicing obligations following the completion of our business acquisition in 2018.
(4)	The increase in Adjusted EBITDA in 2018 compared to 2017 is primarily due to higher total revenues.

Tax Adjusted Net Income Reconciliation

Due to the enactment of the Act, the U.S. federal statutory corporate tax rate was reduced from 35% to 21% starting in 2018. For the three and twelve months ended December 31, 2017, the Company calculated tax adjusted net income using the effective income tax rate for the three and twelve months ended December 31, 2018 of 21.520% and 25.561%, respectively. The adjustment was made to illustrate what the growth rate would have been had the effective income tax rate been the same in both periods. A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to tax adjusted net income for the three and twelve months ended December 31, 2017 is as follows (dollar and share amounts in thousands, except per share amounts):

	Three Months Ended December 31,		Change	Twelve Months Ended December 31,		Change
	2018	2017	%	2018	2017	%
Income before provision for income taxes	$33,416	$28,618	16.8%	$117,220	$99,226	18.1%
Provision for income taxes	(7,191)	(20,138)	(64.3)	(29,963)	(47,702)	(37.2)

Net income	$26,225	$8,480	209.3%	$87,257	$51,524	69.4%

Income before provision for income taxes	$33,416	$28,618	16.8%	$117,220	$99,226	18.1%
Provision for income taxes (1)	(7,191)	(6,159)	16.8	(29,963)	(25,363)	18.1

Tax adjusted net income (1)	$26,225	$22,459	16.8%	$87,257	$73,863	18.1%

Weighted average common shares outstanding:
Basic	39,157	38,966		39,149	38,988
Diluted	39,469	39,230		39,383	39,100
Earnings per share:
Basic	$0.67	$0.22		$2.23	$1.32
Diluted	$0.66	$0.22		$2.22	$1.32
Tax adjusted earnings per share:
Basic	$0.67	$0.58		$2.23	$1.89
Diluted	$0.66	$0.57		$2.22	$1.89

(1)

Provision for income taxes for the three and twelve months ended December 31, 2017 was calculated using the effective income tax rate of 21.520% and 25.561%, respectively, consistent with the three and twelve months ended December 31, 2018.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above